Exhibit 3.1

SILVER SPIKE INVESTMENT CORP.

ARTICLES OF AMENDMENT AND RESTATEMENT

Silver Spike Investment Corp. (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland as follows:

FIRST: The Corporation desires to amend and restate its charter as currently in effect pursuant to these Articles of Amendment and Restatement. These Articles of Amendment and Restatement set forth every charter provision currently in effect. These Articles of Amendment and Restatement do not increase the aggregate par value of the Corporation’s capital stock.

SECOND: The charter of the Corporation is hereby amended by striking in their entirety all of the charter provisions currently in effect, and by substituting in lieu thereof the following:

ARTICLE I
NAME

The name of the corporation (the “Corporation”) is: Silver Spike Investment Corp.

ARTICLE II
PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force, including, without limitation or obligation, engaging in business as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), subject to making an election to be regulated as such thereunder.

ARTICLE III
RESIDENT AGENT AND PRINCIPAL OFFICE

The name of the resident agent of the Corporation in Maryland is CSC-Lawyers Incorporating Service Company, whose address is 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.  The address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.

ARTICLE IV
 PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS OF THE CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 4.1               Number, Election, Vacancies and Classification of Directors.  The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is four (4), which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”).  A director shall have the qualifications, if any, as specified in the Bylaws.  The names of the directors who shall serve until their successors are duly elected and qualify are: Vivek Bunty Bohra, Michael W. Chorske, Scott Gordon, and Tracey Brophy Warson. Any vacancy on the Board of Directors may be filled in the manner provided in the Bylaws.

The Corporation elects, effective at such time as it becomes eligible under Section 3-802 of the MGCL to make the election provided for under Section 3-804(c) of the MGCL, that, subject to applicable requirements of the 1940 Act and except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock (as hereinafter defined), any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.

The directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock in connection with dividend arrearages) shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible as determined by the Board of Directors, with one class to hold office initially for a term expiring at the first annual meeting of stockholders, another class to hold office initially for a term expiring at the second annual meeting of stockholders and another class to hold office initially for a term expiring at the third annual meeting of stockholders, and in each case, until their successors are duly elected and qualify.  At each annual meeting of stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders following the meeting at which they were elected and until their successors are duly elected and qualify.

Section 4.2                Extraordinary Actions.  Except as specifically provided in Section 4.9 (relating to removal of directors), and in Section 6.2 (relating to certain actions and certain amendments to the charter), notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 4.3               Election of Directors.  Except as otherwise provided in the Bylaws, directors shall be elected by the affirmative vote of the holders of a majority of the shares of stock outstanding and entitled to vote thereon.

Section 4.4               Quorum.  The presence in person or by proxy of the holders of shares of stock of the Corporation entitled to cast a majority of the votes entitled to be cast (without regard to class or series) shall constitute a quorum at any meeting of stockholders, except with respect to any such matter that, under applicable statutes or regulatory requirements or the charter, requires approval by a separate vote of one or more classes or series of stock, in which case the presence in person or by proxy of the holders of shares entitled to cast a majority of the votes entitled to be cast by each such class or series on a matter shall constitute a quorum. To the extent permitted by Maryland law as in effect from time to time, the foregoing quorum provision may be changed by the Bylaws.

Section 4.5               Authorization by Board of Stock Issuance.  The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter or the Bylaws.

Section 4.6                Preemptive Rights.  Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

Section 4.7                Appraisal Rights.  No holder of stock of the Corporation shall be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the MGCL or any successor provision thereto unless the Board of Directors, upon the affirmative vote of a majority of the entire Board of Directors and upon such terms and conditions as may be specified by the Board of Directors, shall determine that such rights apply, with respect to all or any shares of all or any classes or series of stock, or any proportion of the shares thereof, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 4.8               Determinations by Board. In addition to, and without limitation of the general power and authority of the Board of Directors under Section 4.1, the determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the number of shares of stock of any class or series that the Corporation has authority to issue; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other entity; the compensation of directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 4.9               Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast generally in the election of directors.  For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 4.10            Corporate Opportunities.  The Corporation shall have the power to renounce, by resolution of the Board of Directors, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are (a) presented to the Corporation or (b) developed by or presented to one or more directors or officers of the Corporation.

ARTICLE V
STOCK

Section 5.1                Authorized Shares.  The Corporation has authority to issue 100,000,000 shares of stock, initially consisting of 100,000,000 shares of common stock, $0.01 par value per share (“Common Stock”).  The aggregate par value of all authorized shares of stock having par value is $1,000,000.  If shares of one class or series of stock are classified or reclassified into shares of another class or series of stock pursuant to this Article V, the number of authorized shares of the former class or series shall be automatically decreased and the number of shares of the latter class or series shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes and series that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.  A majority of the entire Board of Directors, without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 5.2               Common Stock.  Each share of Common Stock shall entitle the holder thereof to one vote.  The Board of Directors may classify and reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 5.3               Preferred Stock.  The Board of Directors may classify any unissued shares of stock and reclassify any previously classified but unissued shares of stock of any class or series from time to time, into one or more classes or series of stock, including preferred stock (“Preferred Stock”).

Section 5.4               Classified or Reclassified Shares.  Prior to the issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”).  Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other charter document filed with the SDAT.

Section 5.5               Inspection of Books and Records.  A stockholder that is otherwise eligible under applicable law to inspect the Corporation’s books of account, stock ledger, or other specified documents of the Corporation shall have no right to make such inspection if the Board of Directors determines that such stockholder has an improper purpose for requesting such inspection, and any such inspections shall be subject to such reasonable regulations, not contrary to the MGCL, as the Board of Directors may from time to time adopt.

Section 5.6               Charter and Bylaws.  All persons who shall acquire stock of the Corporation shall acquire the same, and the rights of all stockholders and the terms of all stock are, subject to the provisions of the charter and the Bylaws.  The Board of Directors shall have the exclusive power, at any time, to make, alter, amend or repeal the Bylaws.

Section 5.7               Fractional Shares.  The Corporation may issue fractional shares. Any fractional share shall carry proportionately the rights of a whole share including, without limitation, the right to vote and the right to receive dividends. However, if stock certificates are issued, a fractional share shall not have the right to receive a certificate evidencing it.

ARTICLE VI
AMENDMENTS; CERTAIN EXTRAORDINARY TRANSACTIONS

Section 6.1               Amendments Generally.  The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the charter, of any shares of outstanding stock.  All rights and powers conferred by the charter on stockholders, directors and officers are granted subject to this reservation.

Section 6.2               Approval of Certain Extraordinary Actions and Charter Amendments.

(a)                Required Votes.  Notwithstanding anything to the contrary contained herein, the affirmative vote of stockholders entitled to cast at least eighty percent (80%) of the votes entitled to be cast on the matter, each voting as a separate class (and if no holders of shares are otherwise entitled to vote on the matter, then the affirmative vote of the holders of shares entitled to cast at least eighty percent (80%) of the votes entitled to be cast generally in the election of directors), shall be necessary to effect:

(i)                  Any amendment to the charter of the Corporation to make the Common Stock a “redeemable security” or to convert the Corporation, whether by amendment to the charter, merger or otherwise, from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act);

(ii)                The liquidation or dissolution of the Corporation and any amendment to the charter of the Corporation to effect any such liquidation or dissolution;

(iii)              Any amendment to, or any amendment inconsistent with the provisions of, Article II, Section 4.1, Section 4.2, Section 4.3, Section 4.9, Section 5.6, Section 6.1 or this Section 6.2;

(iv)               Any merger, consolidation, conversion, share exchange or sale or exchange of all or substantially all of the assets of the Corporation;

(v)                 Any transaction between (A) the Corporation and (B) a person, or group of persons acting together (including, without limitation, a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or any successor provision), that is entitled to exercise or direct the exercise, or acquire the right to exercise or direct the exercise, directly or indirectly, other than solely by virtue of a revocable proxy, of one-tenth or more of the voting power in the election of directors generally, or any person controlling, controlled by or under common control with, or employed by or acting as an agent of, any such person or member of such group; and

(vi)              The issuance or transfer by the Corporation (in one transaction or a series of transactions in any 12-month period) of any securities of the Corporation to any other person in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value (as determined by the Board of Directors) of $1,000,000 or more excluding (i) issuances or transfers of debt securities of the Corporation, (ii) sales of any securities of the Corporation in connection with a public offering, (iii) issuances of any securities of the Corporation pursuant to a dividend reinvestment plan and/or cash purchase plan adopted by the Corporation, (iv) issuances of any securities of the Corporation upon the exercise of any stock subscription rights distributed by the Corporation and (v) portfolio transactions effected by the Corporation in the ordinary course of business; provided, however, that, if the Continuing Directors (as defined herein), by a vote of at least two-thirds of such Continuing Directors, in addition to approval by the Board of Directors, approve such proposal, transaction or amendment, the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter shall be sufficient to approve such proposal, transaction or amendment; and provided further, that, with respect to any transaction referred to in (a)(iv), (a)(v) or (a)(vi) above, if such transaction is approved by the Continuing Directors, by a vote of at least two-thirds of such Continuing Directors, no stockholder approval of such proposal, transaction or amendment shall be required unless the MGCL or another provision of the charter or Bylaws otherwise requires such approval.

(b)                 Continuing Directors.  “Continuing Directors” means (i) the directors identified in Section 4.1, (ii) the directors whose nomination for election by the stockholders or whose election by the Board of Directors to fill vacancies on the Board of Directors is approved by a majority of the directors identified in Section 4.1, who are on the Board at the time of the nomination or election, as applicable, or (iii) any successor directors whose nomination for election by the stockholders or whose election by the Board of Directors to fill vacancies is approved by a majority of the Continuing Directors or successor Continuing Directors, who are on the Board at the time of the nomination or election, as applicable.

ARTICLE VII
 LIMITATION OF LIABILITY; INDEMNIFICATION AND ADVANCE OF EXPENSES

Section 7.1               Limitation of Liability.  To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

Section 7.2               Indemnification and Advance of Expenses.  To the maximum extent permitted by the MGCL, the Corporation, including its successors and assigns, shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to any person who is a current or former director or officer and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity (which shall include, with respect to any such person, any person who, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise, or employee benefit plan and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity). The By-Laws may provide that the Corporation shall indemnify its current and former employees and/or agents in any manner and within such limits as permitted by applicable law. Such indemnification shall be in addition to any other right or claim to which any current or former director, officer, employee or agent may otherwise be entitled. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, against any liability (including, with respect to employee benefit plans, excise taxes) asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the Corporation would have had the power to indemnify against such liability. The rights provided to any person by this Article 7.2 shall be enforceable against the Corporation by such person who shall be presumed to have relied upon such rights in serving or continuing to serve in the capacities indicated herein.

Section 7.3               1940 Act.  No provision of this Article VII shall be effective to protect or purport to protect any director or officer of the Corporation against liability to the Corporation or its stockholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Section 7.4               Amendment or Repeal.  Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sections of this Article VII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD:  The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH:  The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the charter.

FIFTH:  The name and address of the Corporation’s current resident agent is as set forth in Article III of the foregoing amendment and restatement of the charter.

SIXTH:  The number of directors of the Corporation and the names of those currently in office are as set forth in Article IV of the foregoing amendment and restatement of the charter.

SEVENTH:  The undersigned officer acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer, Chief Compliance Officer and Secretary on this 7th day of July, 2021.

ATTEST:	SILVER SPIKE INVESTMENT CORP.

/s/ Gregory Gentile	/s/ Scott Gordon
Name: Gregory Gentile	Name: Scott Gordon
Title: Chief Financial Officer, Chief Compliance Officer and Secretary	Title: Chief Executive Officer